Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3ASR (No. 333-180182) and Form S-8 (Nos. 333-69073, 333-60494, 333-82524, 333-113966, 333-115845, 333-124735, 333-150758, 333-157535, 333-157536, 333-166960, 333-181432, 333-194364) of Leggett & Platt, Incorporated of our report dated February 26, 2014 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations described in Note B as to which the date is November 4, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
St. Louis, Missouri
November, 4 2014

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